Exhibit 23





                    CONSENT OF DELOITTE & TOUCHE, LLP

We consent to the incorporation by reference in Registration Statement No. 333-80147 of Washington Mutual Finance Corporation (formerly known as Aristar, Inc.) and subsidiaries on Form S-3 of our report dated January 18, 2000 appearing in this Annual Report on Form 10-K of Washington Mutual Finance Corporation for the year ended December 31, 1999.





Deloitte & Touche LLP
Tampa, Florida
March 30, 2000